Exhibit (a)(5)(G)

Engility Announces Early Termination of Hart-Scott-Rodino Waiting Period

for Acquisition of Dynamics Research Corporation

CHANTILLY, VA – January 14, 2014, Engility Holdings, Inc. (NYSE: EGL) (“Engility”) today announced its receipt of notice from the Federal Trade Commission of the early termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to Engility’s proposed acquisition of Dynamics Research Corporation (“DRC”) (NASDAQ: DRCO).

As previously announced, on December 30, 2013, Engility’s indirect wholly owned subsidiary, Engility Solutions, Inc. (“Purchaser”), initiated a tender offer to purchase all of the issued and outstanding shares of common stock, par value $0.10 per share, of DRC at a purchase price of $11.50 per share in cash, without interest and subject to any required withholding taxes. The tender offer is being made in connection with the previously announced Agreement and Plan of Merger, dated December 20, 2013 (the “Merger Agreement”), among Engility Corporation, a direct wholly owned subsidiary of Engility, Purchaser and DRC.

The expiration of the HSR Act waiting period satisfies one of the conditions of the completion of the tender offer. Completion of the tender offer remains subject to other customary conditions as set forth in the Offer to Purchase filed by Purchaser, Engility and Engility Corporation with the U.S. Securities and Exchange Commission (the “SEC”) on December 30, 2013, including that there being validly tendered and not withdrawn prior to the expiration of the tender offer at least a two-thirds majority of the outstanding shares of common stock of DRC, calculated on a fully diluted basis. The tender offer is scheduled to expire on Tuesday, January 28, 2014 at midnight, New York City time, unless the offer is extended.

ABOUT ENGILITY CORPORATION

Engility is a pure-play government services contractor providing highly skilled personnel wherever, whenever they are needed in a cost-effective manner. Headquartered in Chantilly, Virginia, Engility is a leading provider of specialized technical consulting, program and business support services, engineering and technology lifecycle support, information technology modernization and sustainment, supply chain services and logistics management, and training and education for the U.S. Government. Engility has approximately 7,000 employees worldwide and achieved revenue of $1.66 billion in 2012. To learn more about Engility, please visit www.engilitycorp.com.

Engility Solutions, Inc. is a Massachusetts corporation formed for the purpose of making the tender offer and is a direct wholly owned subsidiary of Engility Corporation.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements with respect to the tender offer and related transactions and expectations with respect to the closing of the tender offer and related transactions. When used in this press release, the words “will,” “expected,” “anticipated,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Such statements are based on a number of assumptions that could ultimately prove inaccurate, and are subject to a number of risk factors, including uncertainties as to how many of DRC’s shareholders may tender their stock in the tender offer, the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, and general economic and business conditions. Engility does not assume any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Factors that could cause actual results of the tender offer to differ materially include the following: costs related to the transaction, the risk of failing to obtain any regulatory approvals or satisfy conditions to the transaction, the risk that the transaction will not close or that closing will be delayed, the risk that Engility’s and DRC’s respective businesses will suffer due to uncertainty related to the transaction, the competitive environment in our industry and competitive responses to the transaction as well as risk factors set forth above. Further information on factors which could affect the company’s financial results is provided in documents filed by Engility with the SEC.

CONTACTS
Corporate Communications and Media:	Investor Relations:
Eric Ruff	Dave Spille
Engility Holdings, Inc.	Engility Holdings, Inc.
(703) 375-6463	(703) 375-4221
eric.ruff@engilitycorp.com	dave.spille@engilitycorp.com

ABOUT THE TENDER OFFER

This press release is for informational purposes only and is not an offer to purchase any shares of DRC or a solicitation of an offer to sell securities. Engility has filed a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the SEC, and DRC has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement, as each may be amended from time to time, contain important information that should be read carefully before any decision is made with respect to the tender offer. Such materials will be made available to DRC shareholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

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